Exhibit 99.1

Sabre Announces Strategic Moves to Further Position Company for Success

Company completes plans for realignment of its business segments, combining airline and agency-focused businesses, to provide a more seamless customer experience

Company to end furloughs by July 6 with plans to adopt a flexible, remote work program and other measures to support new organizational structure

SOUTHLAKE, Texas – June 4, 2020 – Sabre Corporation (NASDAQ: SABR), the leading software and technology Company that powers the global travel industry, announced today that it is taking critical steps to successfully position the Company for long-term growth. This includes the strategic realignment of its airline and agency-focused businesses, as well as other measures to support the new organizational structure.

Sean Menke, Sabre’s president and chief executive officer stated, “Today, we announced a critical step toward completing our transformation into a new Sabre. We began this transformational journey over two years ago with the unveiling of our SabreNext strategy and the creation of our Travel Solutions organization. Our leadership team has completed plans to strategically realign and fully combine Sabre’s airline and agency-focused businesses to provide a stronger, more seamless experience for our customers.”

A New Sabre: Strategically Realigning its Business

Sabre’s leadership team has been driving transformational change and building a foundation to position the Company for growth. The team has been focused on three areas: the security, stability and health of its technology products and services; enhancing collaboration across the Company’s business segments to accelerate the creation of end-to-end solutions for its customers; and building a leadership team throughout the organization that will lead Sabre into the next phase of its journey to become the trusted technology partner of the travel industry. Today, the Company announced a critical step toward completing its transformation to better serve its customers and generate long-term growth opportunities across the business.

Menke continued, “Sabre is mission-critical to the travel ecosystem. While we had to put certain initiatives and technology investments on hold in response to the COVID-19 pandemic, we remain steadfast in our commitment to helping our customers operate more efficiently, drive revenue and offer personalized travel experiences that benefit travellers, travel suppliers, and agencies. This pandemic has caused major shifts in the travel ecosystem resulting in the changing needs of our airline, hotel and agency customers. We have taken this opportunity to accelerate the organizational changes we began in 2018 to address the changing travel landscape. Sabre’s new organization is built upon the premise that the retailing, distribution and fulfillment of travel will continue to evolve over the next decade and each of these elements will become even more interconnected and interdependent.”

One Sabre: Delivering Value to Customers Through a Collective Lens

The strategic realignment of its business segments will further enable Sabre to deliver on its promise to retail, distribute and fulfill travel by serving its airline and agency customers through a collective lens. In addition, the Company reaffirms its long-term vision to create a new market for personalized travel, as it takes steps to become the technology platform positioned at the center of the business of travel. The Company also remains committed to the strategic initiatives it first announced in February of this year.

To that end, Sabre will continue to:

•

Focus on creating personalized offers with IT capabilities, processes and intelligence that allow suppliers to retail personalized offers through all channels, with an eye toward delivering experiences that today’s travelers want and unlocking more value per passenger boarded.

•

Drive the future of distribution, including NDC, by increasing the value of supplier offers and the value of the GDS, enabling airlines to distribute personalized offers through the Company’s marketplace and through their direct channels.

•	Unlock growth potential in the fast-growing low cost carrier (LCC) market by creating more ways for LCCs to retail and distribute content and scaling the offerings of recently-acquired Radixx.

•

Deliver a full-service property management system to better serve enterprise hotels, collaborating with Accor, to build a full service property management system that will combine with its best-in-class central reservation and state-of-the-art limited service property management systems within a fully unified, cloud-native platform designed for hoteliers of all property classes, sizes and geographic regions – a milestone in the global travel industry.

•

Transform Sabre’s technology in a 10-year preferred, strategic partnership with Google that includes: (1) improving Sabre’s technology capability by migrating the Company’s IT infrastructure to Google Cloud’s highly available and secure services with advanced support and greater flexibility; (2) utilizing Google’s data analytics tools to enable Sabre to enhance the capabilities of current and future products; and (3) designing a broader innovation framework with Google that seeks to optimize the talent and assets of both companies to imagine, develop and deploy future capabilities that will advance the travel ecosystem, benefiting all market participants.

The Sabre Team: Creating a lean, focused and rewarded workforce

In addition to its business realignment, to further position the Company for success, Sabre announced several measures it will implement with regard to its global workforce. More specifically, the Company shared the following:

•	Team member furloughs will end on or before July 6, 2020

•	By July 6, 2020, Sabre will restore employee compensation back to 100% of base pay, ending voluntary and involuntary pay reductions that took effect in March and April across the world

•

Sabre is adopting a flexible, safe and productive remote work program that will enable its global workforce to “work from anywhere,” to the extent work from home/remote work programs are allowed under local laws.

•

A right-sizing of the Company’s global organization includes a reduction in force that is expected to impact approximately 800 team members across 43 office locations. This is in addition to the separation of approximately 400 participants in Sabre’s previously announced voluntary severance and voluntary early retirement programs.

The Company’s strategic realignment and related actions are expected to be substantially complete early in the third quarter of 2020. Further details regarding the new Travel Solutions organization and leadership team will be announced publicly in early July, when the new structure goes into effect.

About Sabre Corporation

Sabre Corporation is a leading software and technology Company that powers the global travel industry, serving a wide range of travel companies including airlines, hoteliers, travel agencies and other suppliers. The Company provides retailing, distribution and fulfilment solutions that help its customers operate more efficiently, drive revenue and offer personalized traveler experiences. Through its leading travel marketplace, Sabre connects travel suppliers with buyers from around the globe. Sabre’s technology platform manages more than $260B worth of global travel spend annually. Headquartered in Southlake, Texas, USA, Sabre serves customers in more than 160 countries around the world. For more information visit www.sabre.com.

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Contacts:

Media

Kristin Hays

kristin.hays@sabre.com

Heidi Castle

heidi.castle@sabre.com

sabrenews@sabre.com

Investors

Kevin Crissey

kevin.crissey@sabre.com

sabre.investorrelations@sabre.com